Sub-Item 77O
Rule 10f-3 Transactions
THE DREYFUS/LAUREL FUNDS TRUST DREYFUS PREMIER MANAGED INCOME FUND

On February 5, 2008, Dreyfus Premier Managed Income Fund, a series of The Dreyfus/Laurel Funds Trust (the “Fund”) purchased $11,400 of Lehman Brothers Holdings 7.95% Perpetual Preferred – Rated: A1/Moody’s, A-/S&P and A+/Fitch -CUSIP # 52520W317 (the “Preferred Stock”). The Preferred Stock was purchased from Lehman Brothers & Co., a member of the underwriting syndicate offering the Preferred Stock, from their account. The Bank of New York Capital Markets, Inc. (“BNY Capital Markets”), an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Bank of America
BNY Capital Markets
Citigroup
Lehman Brothers & Co.
Merrill Lynch & Co.
Morgan Stanley
RBC Capital Markets
SunTrust Robinson Humphrey
Wells Fargo Securities
UBS Investment Bank
Wachovia Securities

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on April 23 and 24, 2008.

EXHIBIT C

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: **Dreyfus Premier Managed Income Fund**
2. Anticipated Purchase Date: **02/05/2008**
3. Total Net Assets of Account/Fund: **$128,042,382**
4. Type and Description of Security to be Purchased: **Lehman Bros Hldg 7.95 Perpetual Preferred**
5. Credit Rating of Security (Rating/Rating Agency): **A1/Moody's A-/S&P A+/Fitch**
6. Name of Underwriting Syndicate Dealer Effecting Transaction: **Lehman Brothers; & Co; Citi; Bank of America; Merrill Lynch & Co; Morgan Stanley; UBS Investment Bank; Wachovia Securities; RBC Capital Markets; Suntrust Robinson Humphrey; Wells Faro Securities; Bank of New York Mellon**
7. Name of Affiliated Underwriter in Underwriting Syndicate: **BNY Capital Markets Inc**
8. Issue Size: **75,900,000**
9. CUSIP: **52520W317**
10. Amount Purchased by Account/Fund: **11,400**
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: **0.02%**
12. Amount Purchased as a Percentage of Account/Fund Assets: **< 0.01%**
13. Purchase Price of Securities (if at par, so state): **25.00**
14. Commission/Spread Received by Principal Underwriters: **0.7875%**
15. Yield (as applicable): **7.95%**
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase: **7.95%**
17. The Affiliated Purchase Should be Reported to the BOD of whichh Entities: Mellon Bank, N.A._______; MTONE_______; Mellon Private Trust Co. N. A. __________;Other (Describe)__**Dreyfus Fund Board**_;

Mutual Fund Purchases Only:
1. Was Price paid for all block purchases the same for all participants? (Must be Yes): **Yes**
2. Was Security Purchased on Offer Date? (Must be Yes): **Yes**
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): **Yes**
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): **Yes**
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): **No**
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): **Yes**

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) ☒

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Rule 10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit D is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) **Standish Mellon Asset Management**

AND

LOB Portfolio Manager Name (Print) **Kent Wosepka** Signature [signature] Date 2/5/2008

AND

LOB CIO/COO Name (Print) **Brian Flaherty** Signature [signature] Date 2/10/2008

AND

Chief Compliance Officer Name (Print) **Kelly Mahoney** Signature [signature] Date 2/10/2008 cc: Nicholas M. Rotunno Phone 412-234-6382 Fiduciary Risk Management (151-0947)